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                                                                    EXHIBIT 11.1

                              SILICON GAMING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

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
                                                      NINE MONTHS
                                                         ENDED      YEAR ENDED
                                                      DECEMBER 31, DECEMBER 31,
                                                          1995         1996
                                                      ------------ ------------
Net loss.............................................   $(3,974)     $(13,634)
                                                        =======      ========
Weighted average common shares outstanding...........     2,065         6,433
Weighted average preferred shares outstanding, as if
 converted...........................................       679           396
Common shares, redeemable convertible preferred
 shares and options and warrants to purchase shares
 of common and redeemable convertible preferred
 shares granted (using the treasury stock method
 assuming an initial public offering price of $10.50)
 since July 31, 1995 included pursuant to Securities
 and Exchange Commission Rules.......................     5,548         3,192
                                                        -------      --------
Weighted average common and equivalent shares........     8,292        10,021
                                                        =======      ========
Net loss per share...................................   $ (0.48)     $  (1.36)
                                                        =======      ========
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